Exhibit 10.3

[EMPIRE ENERGY HOLDINGS, INC. LETTERHEAD]

[DATE]

Dear Mr. Gustafson:

It is my pleasure to confirm your employment position with Empire Energy Holdings, Inc. (the “Company”) on the following terms and conditions, which shall constitute your agreement (“Agreement”) with the Company:

1.         Employment Duties. Your employment responsibilities with the Company shall be in the position of Chief Financial Officer and Vice President. In this position, your responsibilities shall be directing the fiscal functions of the Company by providing financial projections and accounting services, preparing growth plans, directing the internal financial/accounting staff and other matters as requested by the Company’s officers and such other different tasks as may be assigned to you from time to time by the Company. You shall devote your full time, ability, attention, energy and skills in performing all duties as assigned and delegated to you by the Company.

2.         Salary. You shall receive a starting annual base salary of $150,000, from which Company shall withhold and deduct all applicable federal and state income, social security and other taxes as required by applicable laws (“Base Salary”). In addition, you will be eligible for a bonus if and as determined by the Chief Executive Officer or the Board of Directors (“Board”) of Company based on performance criteria mutually agreed upon by you and the Chief Executive Officer. Your Base Salary and Bonus may be adjusted from time to time by the Company in its sole discretion.

3.         Additional Benefits. The Company will provide you with the benefits (which include insurance) that the Company may, from time to time, in its sole discretion provide to employees, including holiday policy and paid time off, as the same may be set forth in the employee handbook of the Company, if any.

4.         Expenses. The Company shall reimburse you for the reasonable and necessary expenses which you incur in the performance of your duties and for which you provide proper records and documentation in compliance with the applicable policies of the Company.

5.         At Will Employment. Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company.

6.         Company Policies. You shall comply with all the Company’s standard policies in effect during your term of employment, except to the extent such policies are expressly modified by the terms of this Agreement.

7.         Arbitration. Except as prohibited by law, any dispute or claim arising out of or in connection with this Agreement will be finally settled, subject to the limited right to appeal provided by applicable law, by binding arbitration in Pittsburgh, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, subject to any adjustments necessary, if at all, for compliance with then-applicable law pertaining to the standards for enforceability of employment dispute arbitration agreements, and as modified by the terms of this Agreement There shall be one arbitrator appointed in accordance with said rules. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

8.         Entire Agreement. This Agreement constitutes the entire agreement between you and the Company pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with you in connection with the subject matter hereof.

9.         Governing Law. This Agreement and the rights and obligations hereunder shall be governed by the laws of Pennsylvania, excluding its body of laws pertaining to conflicts of laws.

10.         Survival. Anything in this Agreement to the contrary notwithstanding, the provisions of Sections 9 through 11, shall survive the termination of this Agreement and any termination of your employment hereunder.

11.         Successors. This Agreement shall not be assignable by you without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.

If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducements or representations other than those set forth in this letter which caused you to accept this offer of employment. We look forward to having you join us.

Very truly yours,

Empire Energy Holdings, Inc.

By:

Name: Bruce W. McLeod

Title: Chief Executive Officer

Offer Accepted:

Robert S. Gustafson

Date: _______________________________

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